EXHIBIT 4j

                            WITHDRAWAL CHARGE WAIVER
                                   ENDORSEMENT

ENDORSEMENT

This Endorsement is attached to and made part of this Contract/Policy (the "Policy") as of: (1) its Policy Date; or (2) if later, the date shown below. The Policy is changed by adding the following:

WAIVER OF WITHDRAWAL CHARGES

Security Benefit Life Insurance Company ("SBL") will waive the Withdrawal Charge on any full or partial Withdrawal of Certificate Value; if: (1) the Participant has been confined to a "Hospital" or "Qualified Skilled Nursing Facility" for at least 90 consecutive days immediately prior to such Withdrawal and is so confined when the request to withdraw is received by SBL; (2) such confinement began after the Participant's Certificate Date; and (3) the request to withdraw is received along with: (a) a properly completed claim form; and (b) a written statement by a licensed physician that certifies such confinement is a medical necessity and is due to illness or infirmity. Such written statement must be approved by SBL.

SBL reserves the right to have the Participant examined by a physician of SBL's choice and at SBL's expense to determine the Owner is eligible for the Withdrawal Charge Waiver. SBL further reserves the right to require the claim form and written statement described in 3(a) and (b) above with each request to withdraw.

DEFINITIONS

A "Hospital" is: (1) an institution that is licensed as such by the Joint Commission of Accreditation of Hospitals; or (2) any lawfully operated institution that provides: (a) in-patient treatment of such and injured persons through medical, diagnostic and surgical facilities directed by a staff of physicians; and (b) provides 24 hour nursing services. A "Qualified Skilled Nursing Facility" must be licensed by the state to provide, on a daily basis, convalescent or chronic care for in-patients who, by reason of illness or infirmity, are not able to properly care for themselves.


                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                     ROGER K. VIOLA
                                                       Secretary


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  Endorsement Effective Date
  (If Other Than Policy Date)